EXHIBIT 99.1

Sussex Bancorp Announces a 40% Increase in EPS for the First Quarter of 2015 and Declares Quarterly Cash Dividend

ROCKAWAY, N.J., April 28, 2015 (GLOBE NEWSWIRE) -- Sussex Bancorp (the "Company") (Nasdaq:SBBX), the holding company for Sussex Bank (the "Bank"), today announced reported net income of $952 thousand, or $0.21 per basic and diluted share, for the quarter ended March 31, 2015, as compared to net income of $678 thousand, or $0.15 per basic and diluted share, for the same period last year. This increase equates to a 40.0% increase in net income per diluted common share for the quarter ended March 31, 2015, as compared to the same period last year. The improvement for 2015 was driven by increased interest income related to loan growth and a 10.2% decline in credit quality costs (provision for loan losses, loan collection costs and expenses and write-downs related to foreclosed real estate) as a result of improved credit quality as non-performing assets ("NPAs") (excluding performing troubled debt restructured loans) fell to 1.57% of total assets at March 31, 2015 from 2.50% at March 31, 2014.

"The benefits of growing our businesses are having a positive effect on our earnings, which is illustrated by the 40.0% increase in net income per diluted common share for the quarter ended March 31, 2015, as compared to the same period last year and a 31.3% increase in net income per diluted common share on a linked quarter basis. An item of note is that despite the heightened competition we managed to keep our net interest margin stable at 3.53%. Our quarterly loan growth was low due to pay-offs and lower production; however, our loan pipeline remains strong and we expect increased loan production in subsequent quarters," said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank.

"In March 2015, we opened our new branch in Astoria, Queens, which utilizes a new branch model that includes more technology, a smaller branch footprint and a new approach to staffing. To date, the Astoria branch opening is exceeding our expectation. The efficiency and productivity of the new branch model are very promising and if it continues as we expect we will reach break-even sooner than anticipated," stated Mr. Labozzetta.

Declaration of Quarterly Dividend

The Company's Board of Directors declared a quarterly cash dividend of $0.04 per share, which is payable on May 26, 2015 to common shareholders of record as of the close of business on May 12, 2015.

Financial Performance

Net Income. For the quarter ended March 31, 2015, the Company reported net income of $952 thousand, or $0.21 per basic and diluted share, as compared to net income of $678 thousand, or $0.15 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended March 31, 2015 was primarily due to increases in net interest income of $496 thousand and other income of $310 thousand, and a decline in the provision for loan losses of $148 thousand. The aforementioned were partially offset by an increase in non-interest expenses of $602 thousand.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $471 thousand, or 10.6%, to $4.9 million for the first quarter of 2015, as compared to $4.4 million for the same period in 2014. The increase in net interest income was largely due to a $54.2 million, or 10.6%, increase in average interest earning assets, principally loans receivable, which increased $68.1 million, or 16.9%, and was partially offset by a decrease in the average balance on the securities portfolio of $15.6 million, or 15.4%.

Provision for Loan Losses. Provision for loan losses decreased $148 thousand, or 32.7%, to $305 thousand for the first quarter of 2015, as compared to $453 thousand for the same period in 2014.

Non-interest Income. Non-interest income increased $310 thousand, or 19.5%, to $1.9 million for the first quarter of 2015, as compared to the same period last year. For the first quarter of 2015, insurance commissions and fees and gains on securities transactions increased $182 thousand and $168 thousand, respectively, as compared to the same period in 2014. The increases were offset by a decline in service fees on deposit accounts of $51 thousand for the first quarter of 2015, as compared to the same period in 2014.

Non-interest Expense. The Company's non-interest expenses increased $602 thousand, or 13.5%, to $5.1 million for the first quarter of 2015, as compared to the same period last year. The increase for the first quarter of 2015, as compared to the same period in 2014, was largely due to increases in salaries and employee benefits of $362 thousand, other expenses of $139 thousand, expenses and write-downs related to foreclosed real estate of $64 thousand and furniture and equipment expenses of $46 thousand, which were partially offset by a decrease in FDIC fees of $52 thousand. The increase in salaries and employee benefits expense was partially due to an increase in personnel to support our growth initiative in new markets, including the opening of our Astoria branch in the first quarter of 2015 and the addition of commercial lending staff.

Financial Condition

At March 31, 2015, the Company's total assets were $604.3 million, an increase of $8.3 million, or 1.4%, as compared to total assets of $595.9 million at December 31, 2014. The increase in total assets was largely driven by growth in the securities portfolio of $7.1 million, or 8.4%, which was partially offset by a decline in foreclosed real estate of $1.6 million, or 35.9%.

Total loans receivable, net of unearned income, increased $1.3 million, or 0.3%, to $473.3 million at March 31, 2015, as compared to $472.0 million at December 31, 2014. The increase in loans was primarily in the residential real estate portfolio, which increased $3.2 million, or 2.8%, to $114.7 million at March 31, 2015, as compared to $111.5 million at December 31, 2014. The aforementioned increase was partially offset by a decrease in the commercial and industrial portfolio of $1.7 million, or 8.4%, to $18.8 million at March 31, 2015, as compared to $20.5 million at December 31, 2014. In addition, during the first quarter of 2015, the Company had $6.2 million in prepayments within the commercial loan portfolio.

The Company's total deposits increased $15.2 million, or 3.3%, to $473.5 million at March 31, 2015, from $458.3 million at December 31, 2014. The increase in deposits was due to increases in both non-interest bearing deposits of $6.3 million, or 8.9%, and interest bearing deposits of $9.0 million, or 2.3%, for March 31, 2015, as compared to December 31, 2014. Included in the aforementioned increase is approximately $5.0 million in new deposits attributed to the opening of our Astoria branch.

At March 31, 2015, the Company's total stockholders' equity was $52.0 million, an increase of $740 thousand when compared to December 31, 2014. The increase was largely due to net income for the quarter ended March 31, 2015. At March 31, 2015, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 9.97%, 12.67%, 13.90% and 12.67%, respectively, all in excess of the ratios required to be deemed "well-capitalized."

Asset and Credit Quality

The Company continued to improve its asset credit quality as total problem assets and NPAs continued to decline. Total problem assets (foreclosed real estate, criticized assets and classified assets) were down 9.8% from December 31, 2014, and the ratio of NPAs to total assets improved to 1.83% at March 31, 2015 from 2.02% at December 31, 2014.

NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, decreased $983 thousand, or 8.2%, to $11.1 million at March 31, 2015, as compared to $12.0 million at December 31, 2014. Non-accrual loans increased $708 thousand, or 12.0%, to $6.6 million at March 31, 2015, as compared to $5.9 million at December 31, 2014. The top five non-accrual loan relationships total $3.8 million, which equates to 56.6% of total non-accrual loans and 33.9% of total NPAs at March 31, 2015. The remaining non-accrual loans at March 31, 2015 have an average loan balance of $93 thousand. Loans past due 30 to 89 days decreased $1.5 million, or 25.9%, to $4.2 million at March 31, 2015, as compared to $5.6 million at December 31, 2014.

The Company continues to actively market its foreclosed real estate properties, which decreased $1.6 million to $2.9 million at March 31, 2015, as compared to $4.4 million at December 31, 2014. The decrease was primarily due to the sale of $1.5 million in foreclosed real estate properties and write-downs of $97 thousand during 2015, which were partially offset by $39 thousand in new foreclosed real estate properties. At March 31, 2015, the Company's foreclosed real estate properties had an average carrying value of approximately $259 thousand per property.

The allowance for loan losses increased $122 thousand, or 2.2%, to $5.8 million, or 1.22% of total loans, at March 31, 2015, compared to $5.6 million, or 1.20% of total loans, at December 31, 2014. The Company recorded $305 thousand in provision for loan losses, which was partially offset by $183 thousand in net charge-offs for the quarter ended March 31, 2015. The allowance for loan losses as a percentage of non-accrual loans decreased to 86.9% at March 31, 2015 from 95.2% at December 31, 2014.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and Port Jervis and Astoria, New York, and a loan production office in Rochelle Park, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company's website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company's efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company's assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

SUSSEX BANCORP
SUMMARY FINANCIAL HIGHLIGHTS
(In Thousands, Except Percentages and Per Share Data)
(Unaudited)

				3/31/2015 VS.
	3/31/2015	12/31/2014	3/31/2014	3/31/2014	12/31/2014
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$ 91,064	$ 83,982	$ 94,073	(3.2)%	8.4%
Total loans	473,303	471,973	412,724	14.7%	0.3%
Allowance for loan losses	(5,763)	(5,641)	(5,437)	6.0%	2.2%
Total assets	604,251	595,915	546,972	10.5%	1.4%
Total deposits	473,512	458,270	425,837	11.2%	3.3%
Total borrowings and junior subordinated debt	74,087	82,387	68,887	7.5%	(10.1)%
Total shareholders' equity	51,969	51,229	48,213	7.8%	1.4%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$ 4,906	$ 4,778	$ 4,435	10.6%	2.7%
Provision for loan losses	305	306	453	(32.7)%	(0.3)%
Total other income	1,901	1,411	1,591	19.5%	34.7%
Total other expenses	5,070	4,765	4,468	13.5%	6.4%
Income before provision for income taxes (tax equivalent)	1,432	1,118	1,105	29.6%	28.1%
Provision for income taxes	376	330	298	26.2%	13.9%
Taxable equivalent adjustment (a)	104	65	129	(19.4)%	60.0%
Net income	$ 952	$ 723	$ 678	40.4%	31.7%

Net income per common share - Basic	$ 0.21	$ 0.16	$ 0.15	40.0%	31.3%
Net income per common share - Diluted	$ 0.21	$ 0.16	$ 0.15	40.0%	31.3%

Return on average assets	0.64%	0.50%	0.50%	26.4%	27.3%
Return on average equity	7.31%	5.65%	5.74%	27.4%	29.5%
Net interest margin (tax equivalent)	3.53%	3.46%	3.53%	--%	2.0%
Avg. interest earning assets/Avg. interest bearing liabilities	1.19	1.22	1.18	1.4%	(1.9)%

SHARE INFORMATION:
Book value per common share	$ 11.13	$ 10.99	$ 10.35	7.5%	1.3%
Outstanding shares- period ending	4,669,597	4,662,606	4,657,856	0.3%	0.1%
Average diluted shares outstanding (year to date)	4,602,910	4,580,350	4,564,600	0.8%	0.5%

CAPITAL RATIOS:
Total equity to total assets	8.60%	8.60%	8.81%	(2.4)%	0.0%
Leverage ratio (b)	9.97%	10.19%	10.49%	(5.0)%	(2.2)%
Tier 1 risk-based capital ratio (b)	12.67%	12.79%	13.77%	(8.0)%	(0.9)%
Total risk-based capital ratio (b)	13.90%	14.02%	15.02%	(7.5)%	(0.9)%
Common equity Tier 1 capital ratio (b)	12.67%	--%	--%	--%	--%

ASSET QUALITY:
Non-accrual loans	$ 6,632	$ 5,924	$ 10,554	(37.2)%	12.0%
Loans 90 days past due and still accruing	1	85	2	(50.0)%	(98.8)%
Troubled debt restructured loans ("TDRs") (c)	1,580	1,590	1,620	(2.5)%	(0.6)%
Foreclosed real estate	2,852	4,449	3,140	(9.2)%	(35.9)%
Non-performing assets ("NPAs")	$ 11,065	$ 12,048	$ 15,316	(27.8)%	(8.2)%

Foreclosed real estate, criticized and classified assets	$ 19,762	$ 21,899	$ 24,692	(20.0)%	(9.8)%
Loans past due 30 to 89 days	$ 4,178	$ 5,635	$ 3,089	35.3%	(25.9)%
Charge-offs, net (quarterly)	$ 183	$ 374	$ 437	(58.1)%	(51.1)%
Charge-offs, net as a % of average loans (annualized)	0.16%	0.33%	0.43%	(64.2)%	(52.5)%
Non-accrual loans to total loans	1.40%	1.26%	2.56%	(45.2)%	11.6%
NPAs to total assets	1.83%	2.02%	2.80%	(34.6)%	(9.4)%
NPAs excluding TDR loans (c) to total assets	1.57%	1.75%	2.50%	(37.3)%	(10.6)%
Non-accrual loans to total assets	1.10%	0.99%	1.93%	(43.1)%	10.4%
Allowance for loan losses as a % of non-accrual loans	86.90%	95.22%	51.52%	68.7%	(8.7)%
Allowance for loan losses to total loans	1.22%	1.20%	1.32%	(7.6)%	1.9%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b) Sussex Bank capital ratios
(c) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
(Unaudited)

ASSETS	March 31, 2015	December 31, 2014

Cash and due from banks	$ 2,606	$ 2,953
Interest-bearing deposits with other banks	4,360	2,906
Cash and cash equivalents	6,966	5,859

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	84,573	77,976
Securities held to maturity	6,491	6,006
Federal Home Loan Bank Stock, at cost	3,539	3,908

Loans receivable, net of unearned income	473,303	471,973
Less: allowance for loan losses	5,763	5,641
Net loans receivable	467,540	466,332

Foreclosed real estate	2,852	4,449
Premises and equipment, net	8,750	8,650
Accrued interest receivable	1,908	1,796
Goodwill	2,820	2,820
Bank-owned life insurance	12,289	12,211
Other assets	6,423	5,808

Total Assets	$ 604,251	$ 595,915

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$ 76,765	$ 70,490
Interest bearing	396,747	387,780
Total Deposits	473,512	458,270

Borrowings	61,200	69,500
Accrued interest payable and other liabilities	4,683	4,029
Junior subordinated debentures	12,887	12,887

Total Liabilities	552,282	544,686

Total Stockholders' Equity	51,969	51,229

Total Liabilities and Stockholders' Equity	$ 604,251	$ 595,915

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)
	Three Months Ended March 31,
	2015	2014
INTEREST INCOME
Loans receivable, including fees	$ 5,172	$ 4,623
Securities:
Taxable	267	217
Tax-exempt	208	254
Interest bearing deposits	4	3
Total Interest Income	5,651	5,097

INTEREST EXPENSE
Deposits	416	390
Borrowings	380	348
Junior subordinated debentures	53	53
Total Interest Expense	849	791

Net Interest Income	4,802	4,306
PROVISION FOR LOAN LOSSES	305	453
Net Interest Income after Provision for Loan Losses	4,497	3,853

OTHER INCOME
Service fees on deposit accounts	213	264
ATM and debit card fees	174	167
Bank owned life insurance	78	83
Insurance commissions and fees	1,155	973
Investment brokerage fees	22	31
Gain (loss) on securities transactions	168	--
Other	91	73
Total Other Income	1,901	1,591

OTHER EXPENSES
Salaries and employee benefits	2,780	2,418
Occupancy, net	477	453
Furniture and equipment	210	164
Advertising and promotion	70	44
Professional fees	146	153
Director fees	166	137
FDIC assessment	124	176
Insurance	52	76
Stationary and supplies	56	55
Loan collection costs	97	77
Data processing	354	380
Expenses and write-downs related to foreclosed real estate	164	100
Other	374	235
Total Other Expenses	5,070	4,468

Income before Income Taxes	1,328	976
INCOME TAX EXPENSE (BENEFIT)	376	298
Net Income	$ 952	$ 678

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on available for sale securities arising during the period	$ 315	$ 1,717
Reclassification adjustment for net gain on securities transactions included in net income	(168)	--
Income tax (expense) benefit related to items of other comprehensive income (loss)	(59)	(687)
Other comprehensive income (loss), net of income taxes	88	1,030
Comprehensive income (loss)	$ 1,040	$ 1,708

EARNINGS PER SHARE
Basic	$ 0.21	$ 0.15
Diluted	$ 0.21	$ 0.15

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$ 31,339	$ 312	4.04%	$ 30,767	$ 383	5.05%
Taxable	54,267	267	2.00%	70,451	217	1.25%
Total securities	85,606	579	2.74%	101,218	600	2.40%
Total loans receivable (1) (4)	470,870	5,172	4.45%	402,757	4,623	4.66%
Other interest-earning assets	7,118	4	0.23%	5,420	3	0.22%
Total earning assets	563,594	5,755	4.14%	509,395	5,226	4.16%

Non-interest earning assets	41,353			35,608
Allowance for loan losses	(5,742)			(5,650)
Total Assets	$ 599,205			$ 539,353

Sources of Funds:
Interest bearing deposits:
NOW	$ 128,160	$ 50	0.16%	$ 115,661	$ 39	0.14%
Money market	14,511	5	0.14%	12,573	4	0.13%
Savings	140,497	71	0.20%	146,082	75	0.21%
Time	112,067	290	1.05%	98,931	272	1.12%
Total interest bearing deposits	395,235	416	0.43%	373,247	390	0.42%
Borrowed funds	63,715	380	2.42%	46,222	348	3.05%
Junior subordinated debentures	12,887	53	1.67%	12,887	53	1.67%
Total interest bearing liabilities	471,837	849	0.73%	432,356	791	0.74%

Non-interest bearing liabilities:
Demand deposits	71,695			57,541
Other liabilities	3,595			2,194
Total non-interest bearing liabilities	75,290			59,735
Stockholders' equity	52,078			47,262
Total Liabilities and Stockholders' Equity	$ 599,205			$ 539,353

Net Interest Income and Margin (5)		4,906	3.53%		4,435	3.53%
Tax-equivalent basis adjustment		(104)			(129)
Net Interest Income		$ 4,802			$ 4,306

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets
CONTACT: Anthony Labozzetta, President/CEO
         Steven Fusco, SEVP/CFO
         844-256-7328